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AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT TO RIGHTS AGREEMENT dated as of April 15, 2002 (this "Amendment"), to the Amended and Restated Rights Agreement dated as of August 7, 1996 (the "Rights Agreement"), between Alaska Air Group, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as successor Rights Agent (the "Rights Agent") to Fleet National Bank (f/k/a The First National Bank of Boston), a national banking association. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

     WHEREAS the Company desires to amend the Rights Agreement;

     WHEREAS the Company deems this Amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

     WHEREAS Section 27 of the Rights Agreement provides, among other things, that prior to any Person becoming an Acquiring Person the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights.

     NOW, THEREFORE, the Company amends the Rights Agreement as follows:

     1. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

          (i) the close of business on April 15, 2002 (the "Final Expiration Date"),

     2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     3. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date and year first above written.

ALASKA AIR GROUP, INC.                       EQUISERVE TRUST COMPANY, N.A.
                                             as Rights Agent

by                                           by

/s/ John F. Kelly                             /s/ Katherine S. Anderson
----------------------                       ----------------------------
John F. Kelly                                Katherine S. Anderson
Chairman and Chief Executive Officer         Managing Director